Exhibit 21

FIFTH THIRD BANCORP SUBSIDIARIES

As of December 31, 2006

Name	Jurisdiction of Incorporation
Fifth Third Capital Trust I	Delaware
Fifth Third Capital Trust III	Delaware
Fifth Third Financial Corporation	Ohio
Fifth Third Bank	Ohio
The Fifth Third Company	Ohio
The Fifth Third Leasing Company	Ohio
The Fifth Third Auto Leasing Trust	Delaware
Fifth Third Foreign Lease Management, LLC	Delaware
Fifth Third International Company	Kentucky
Fifth Third Trade Services Limited	Hong Kong
Fifth Third Real Estate Capital Markets Company	Ohio
Fifth Third Holdings, LLC	Delaware
Fifth Third Mortgage Insurance Reinsurance Company	Vermont
Fifth Third Mortgage Company	Ohio
Fifth Third Real Estate Investment Trust, Inc.	Maryland
Fifth Third Securities, Inc.	Ohio
Fifth Third Asset Management, Inc.	Ohio
Fifth Third Insurance Agency, Inc.	Ohio
First National Bankshares Statutory Trust I	Connecticut
First National Bankshares Statutory Trust II	Connecticut
Fifth Third Reinsurance Company, LTD	Turks and Caicos Islands
Fifth Third Community Development Corporation	Indiana
Fifth Third New Markets Development Co., LLC	Ohio
Fountain Square Life Reinsurance Company, Ltd.	Turks and Caicos Islands
Old Kent Capital Trust I	Delaware
Old Kent Financial Life Insurance Company	Arizona
Fifth Third Investment Company	Ohio
Fifth Third Mauritius Holdings Limited	Mauritius
Fifth Third Bank (Michigan)	Michigan
Community Financial Services, Inc.	Indiana
Pedcor Investments 1994 XXLP	Indiana
Old Kent Investment Corporation	Nevada
Home Equity of America, Inc.	Ohio
GNB Management, LLC	Delaware
GNB Realty, LLC	Delaware
FNB Investment Company, Inc.	Florida
Old Kent Mortgage Services, Inc.	Michigan
Fifth Third Mortgage - MI, LLC	Delaware
Fifth Third Funding, LLC	Delaware
Fifth Third Auto Funding, LLC	Delaware
Fifth Third Bank (Ohio)	Ohio
Card Management Corporation	Indiana
Fifth Third Bank, National Association	United States of America